EXHIBIT 99.1

NEWS RELEASE

Deep Well Declares Special Distribution of 7 Cents per Share

August 09, 2013 – 08:00 EDT

EDMONTON, ALBERTA--(Marketwire) - Deep Well Oil & Gas, Inc. ("Deep Well" or "Corporation") (OTCQB Marketplace: DWOG) is pleased to announce a special one-time distribution to its shareholders.

Deep Well’s Board of Directors has authorized and declared that the distribution in the amount of US$0.07 per share be payable on September 20, 2013 to the holders of record of all the issued and outstanding shares of common stock of the Corporation as of the close of business on August 16, 2013, (the “Record Date”).

This distribution is funded by Deep Well’s recently completed private placement of its common shares which raised US$22 million at 48.8 cents per share (US$0.488).  The Board determined that the Corporation’s shareholders should receive this distribution since the Corporation has reserves to sustain its operations for the next few years and its anticipated future capital expenditures are funded by the joint venture agreement.

On August 2, 2013, Deep Well announced it has accepted a private placement from MP West Canada SAS, a wholly owned subsidiary of Maurel et Prom (“Maurel et Prom”), of US$22 million priced at 48.8 cents per share. Deep Well will issue 45.1 million shares to Maurel et Prom. Further, Maurel et Prom has entered into a joint venture agreement with Deep Well agreeing to provide up to US$40 million in funding for the various steps of the demonstration project, in return for a net 25 per cent working interest in 12 of the 68 sections where Deep Well has a working interest of 50 per cent.  Maurel et Prom will also provide funding to cover operating expenses of Deep Well.

Maurel et Prom can also elect to obtain a working interest of 40 per cent to 45 per cent working interest in the remaining 56 sections of land where Deep Well has working interests ranging from 80 per cent to 90 per cent, by committing an additional US$110 million of financing to the Sawn Lake project.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 square miles of oil sands leases, an 80 per cent working interest in 5 square miles of oil sands leases and, post farmout, a net 25 per cent working interest in 12 square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).  All of these lands are contiguous.

The Corporation encourages its stockholders to seek tax advice regarding their own particular situation in order to understand the rules and regulations regarding this distribution payment and “ex-dividend” date and the effect of selling their shares of the Corporation’s common stock following the record date.

Deep Well is fully committed to best practices in environmental stewardship to assure sustainable development of its in-situ heavy oil holdings.

This news release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC.  The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)
Contact:
Deep Well Oil & Gas, Inc.
1-780-409-8144
info@deepwelloil.com
www.deepwelloil.com